UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 16, 2016

J.W. Mays, Inc.
(Exact name of registrant as specified in its charter)

New York	1-3647	1059070
(State of other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

Bond Street, Brooklyn, New York	11201-5805
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	718-624-7400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Report Contains 3 Pages

Section 5 – Corporate Governance and Management.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

At its meeting on March 16, 2016, the Board of Directors (the "Board") of J.W. Mays, Inc. (the "Company"), upon recommendation of its Governance and Nominating Committee, elected John J. Pearl to the Board.

The Board increased its size from five to six members and elected Mr. Pearl to fill the vacancy for an initial term expiring at the Annual Meeting of Shareholders to be held in November 2016.

The Board has determined that Mr. Pearl satisfies the definitions of "independent director" and "audit committee financial expert" and the requirements for service on the Board's Audit Committee under applicable SEC rules and regulations, NASDAQ listing standards and the Company's Audit Committee Charter. In addition to Mr. Pearl's appointment to the Audit Committee, Mr. Pearl has been appointed to the Investment Advisory Committee, the Compensation Committee and the Governance and Nominating Committee of the Board.

Mr. Pearl was the partner in charge of the tax department of D'Arcangelo & Co., LLP until he retired. Prior to joining D'Arcangelo & Co., LLP, he was a partner in both the New York and Boston offices of Pannell Kerr Forster.

Mr. Pearl is licensed as a Certified Public Accountant in the State of New York and was formerly licensed in the Commonwealth of Massachusetts. He is a member of the American Institute of Certified Public Accountants Tax Division and the New York State Society of Certified Public Accountants (the "NYSSCPA"). He served as chairman of both the NYSSCPA Relations with the Internal Revenue Service Tax Committee and the Westchester Chapter NYSSCPA Federal & State Tax Committee. For about 10 years he was also the chairman of the Westchester Chapter Annual Tax Conference and was a frequent speaker at joint CPA/IRS tax seminars.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. W. Mays, Inc.
(Registrant)

Dated:	March 16, 2016	By: Mark Greenblatt
Mark Greenblatt
Executive Vice President
Principal Financial Officer